                                                                      EXHIBIT 11


                PHYSICIAN RELIANCE NETWORK, INC. AND SUBSIDIARIES

                     NET INCOME PER COMMON EQUIVALENT SHARES
                      (In thousands except per share data)


                                                    Three Months Ended          Nine Months Ended
                                                       September 30,              September 30,
                                                   ----------------------    ----------------------
                                                      1997         1996        1997(b)        1996
                                                   ---------     --------    ---------      --------
Primary Earnings


Weighted average common shares outstanding,
     including common stock to be issued              50,272       48,494       50,122        45,899
Incremental shares related to assumed
     exercise of stock options                           479          983          242           983
                                                    --------     --------     --------      --------

Weighted average common and common
     equivalent shares                                50,751       49,477       50,364        46,882
                                                    ========     ========     ========      ========


Net income (loss) applicable to common shares       $  4,908     $  4,856     $(12,377)     $ 16,005
                                                    --------     --------     --------      --------


Net income (loss) per share                         $   0.10     $   0.10     $  (0.25)     $   0.34
                                                    ========     ========     ========      ========

Fully Diluted Earnings (a)


Weighted average common shares outstanding,
     including common stock to be issued              50,272       48,494       50,122        45,899
Incremental shares related to assumed
     exercise of stock options                           621          976          238           996
Incremental shares related to assumed
     conversion of debt                                1,645         --          1,089          --
                                                    --------     --------     --------      --------
Weighted average number of shares
     outstanding, as adjusted                         52,538       49,470       51,449        46,895
                                                    ========     ========     ========      ========

Net income (loss)                                   $  4,908     $  4,856     $(12,377)     $ 16,005

Interest on convertible debt, net of applicable
     income taxes                                        132         --            257          --
                                                    --------     --------     --------      --------

Net income (loss), as adjusted                      $  5,040     $  4,856     $(12,120)     $ 16,005
                                                    --------     --------     --------      --------

Net income (loss) per share                         $   0.10     $   0.10     $  (0.24)     $   0.34
                                                    ========     ========     ========      ========



(a) This calculation is submitted in accordance with Securities Exchange Act of 1934 Release No. 9083 although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.

(b)    This calculation is submitted in accordance with Securities Exchange
Act of 1934 Release No. 9083. Shares used for purposes of calculating earnings per share in the condensed consolidated income statement for the nine months ended September 30, 1997, represent weighted average common shares outstanding since including the incremental shares related to the assumed exercise of stock options would be antidilutive.



                                       20